Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No.3 to the Registration Statement (Form F-1 No. 333-262129), Post-Effective Amendment No. 1 to the Registration Statement (Form F-1 No. 333-264167) and Post-Effective Amendment No. 1 to the Registration Statement (Form F-1 No. 333-269961) on Registration Statement (Form F-3 No. 333-269961) and related Prospectus of OceanPal Inc. and to the incorporation by reference therein of our report dated April 06, 2022, with respect to the combined carve – out financial statements of OceanPal Inc. Predecessors included in the Annual Report (Form 20-F) of OceanPal Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
April 10, 2023